GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

July 12, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Receives Government & State Approval for Major Drill Program on Past Producing Uranium Mine

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that it has now received Government and State approval of the ‘Plan of Operations’ for a 20 hole drill program on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. The Plan of Operations includes: road construction, drill pad construction as well as a 20 hole drill program for approximately 6000+ Ft.. All environmental requirements have now been fulfilled. Additional work is to include more geophysics/radiometric, geological sampling and mapping, which will precede the drill program expected to take place in the third quarter of this year.

Golden Patriot has recently increased its land position on this past producing uranium mine including 26 BLM claims.

GPTC also has recently been approached by a New York Stock Exchange listed gold company on a potential joint venture on one of the gold prospects GPTC holds.  Discussions are at the earliest stages and there is no guarantee that a deal will be completed at any time.

Mr. Brad Rudman, President of Golden Patriot states, "This is absolutely fabulous news for Golden Patriot’s management and shareholders.  To receive full approval for a major drill program on the Lucky Boy Uranium Mine is what we have been striving to achieve since we first became involved in the prospect.  Considering this was a past producing uranium mine and that uranium prices are near 30 years highs, management is very optimistic about the future of Golden Patriot and we feel our shareholders should share our enthusiasm.”

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of if not the smallest market capitalized company that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.